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                                                                    Exhibit 5.1

                   HANSON, BRIDGETT, MARCUS, VLAHOS, RUDY LLP
                         333 Market Street, Suite 2100
                          San Francisco, CA 94105-2173

January 11, 2005

American Reprographics Company
700 North Central Avenue
Suite 550
Glendale, CA 91203-3299

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration
No. 333-119788) filed by you with the Securities and Exchange Commission on October 15, 2004, as amended by Amendment No. 1 and Amendment No. 2 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act") pursuant to which American Reprographics Company, a Delaware corporation (the "Company") will issue and sell up to 7,666,667 shares of common stock of the Company, in a firm commitment underwritten public offering and certain stockholders of the Company ("Selling Stockholders") will sell up to 5,683,333 shares of the Company's common stock (collectively, the "Shares"). The Shares include an over-allotment option granted to the underwriters by certain Selling Stockholders to purchase shares of the Company's common stock. (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement.")

We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

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American Reprographics Company
January 11, 2005
Page 2


Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable, and (ii) the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (including the statutory provisions of the General Corporation Law of the State of Delaware and also all applicable provisions of the Delaware Constitution and reported decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP

HANSON, BRIDGETT, MARCUS VLAHOS & RUDY, LLP